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                                                                    EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT



         This Employment Agreement (the "Agreement") is entered into as of August 1, 2002 between Somanetics Corporation, a Michigan corporation (the "Company"), and Dominic J. Spadafore ("Employee").

                                    RECITALS

         A. The Company desires to employ Employee, and Employee desires to become an employee of the Company on the terms and conditions set forth in this Agreement.

         THEREFORE, the Company and Employee agree as follows:

1. Employment. During the term of Employee's employment under this Agreement (as defined in Section 2), the Company shall employ Employee, and Employee hereby accepts such employment by the Company, on a full time basis, in accordance with the terms and conditions set forth in this Agreement.

         1.1. Position and Duties. Employee shall serve as Vice President of Sales and Marketing of the Company or in such other position with the Company as the Board of Directors of the Company shall, from time to time, specify. Employee shall perform all duties, services and responsibilities and have such authority and powers for, and on behalf of, the Company as are customary and appropriate for such position and as are established from time to time by, or in accordance with procedures established by, the Company's Board of Directors, President or Chief Executive Officer.

         1.2. Performance. Employee shall perform the duties called for under this Agreement to the best of his ability and shall devote all of his business time, energies, efforts and skill to such duties during the term of his employment and shall not seek or accept employment with any other employer or business or engage in any other business of any nature whatsoever, in any capacity whatsoever, unless approved in writing in advance by the Company's Board of Directors, President or Chief Executive Officer. Employee shall be based in the Troy, Michigan area and perform his duties in the State of Michigan except for travel incidental to the performance of his duties under this Agreement.

2. Term. The term of Employee's employment under this Agreement shall begin on the date of this Agreement and shall continue until terminated pursuant to the following:

         2.1. Death. Employee's employment under this Agreement shall terminate immediately upon Employee's death.



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         2.2. Disability. The Company shall have the right, upon written notice to Employee, to terminate Employee's employment under this Agreement on the earlier of (1) the day after six consecutive months during which employee suffers from a "Disability" (as defined in Section 2.5.1) and (2) the day that Employee is eligible to begin receiving disability benefits under any long-term disability insurance policy or its equivalent provided to Employee pursuant to
Section 3.4. Such termination shall be effective immediately when such notice is deemed given to Employee pursuant to Section 7, or upon such later date, if any, provided in such notice. Employee shall continue to receive compensation pursuant to Section 3 during the period before termination of his employment pursuant to this Section 2.2, if Employee's employment is not otherwise terminated pursuant to this Agreement, less any disability benefits Employee receives pursuant to any long-term disability insurance policy or its equivalent provided to Employee pursuant to Section 3.4 with respect to such period. There shall be no such deduction for long-term disability benefits received by Employee if Employee pays the premiums on such long-term disability insurance policy.

         2.3. With Cause. The Company shall have the right, upon written notice to Employee, to terminate Employee's employment under this Agreement for "Cause" (as defined in Section 2.5.2). Such termination shall be effective immediately when such notice is deemed given to Employee pursuant to Section 7, or upon such later date, if any, provided in such notice.

         2.4. Without Cause. The Company and Employee shall each have the right, upon written notice to the other, to terminate Employee's employment under this Agreement without "Cause" (as defined in Section 2.5.2). Such termination shall be effective when such notice is deemed given to Employee pursuant to Section 7, or upon such later date, if any, provided in such notice, with respect to termination by the Company. Such termination shall be effective 30 days after such notice is deemed given to the Company pursuant to Section 7, or upon such later date, if any, provided in such notice, with respect to termination by Employee.

         2.5. Definitions.

                  2.5.1. Disability. For purposes of this Agreement, "Disability" means (1) Employee's physical or mental condition that, assuming the condition continues, would entitle him to disability benefits pursuant to any long-term disability insurance policy or its equivalent provided to Employee pursuant to Section 3.4, all if permitted by such insurance policy or its equivalent, or (2) if no long-term disability insurance policy or its equivalent is provided to Employee pursuant to Section 3.4 or if not permitted by such insurance policy or its equivalent, Employee's absence from his job due to illness or other physical or mental condition or Employee's inability, whether physical or mental, to perform all of his normal duties under this Agreement or of his position. If there is any disagreement as to the nature, extent, duration or cause of Employee's absence or disability, such matter shall be determined by a doctor chosen by the Company and a doctor chosen by Employee, and, if necessary, a doctor mutually chosen by such doctors; provided that Employee shall be deemed subject to a "Disability" if Employee shall fail or refuse to submit to physical examinations by such doctors.

                  2.5.2. Cause. For purposes of this Agreement, "Cause" means
         (1) Employee's failure to (a) devote substantially full time to Employee's employment duties (except

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         because of illness or disability) or (b) (after notice and at least 30 days to cure such failure) make a good faith effort to perform Employee's employment duties under this Agreement, (2) any other willful act or omission that Employee know or had reason to know would materially injure the Company, (3) any breach by Employee of any of the terms of this Agreement or of any Confidentiality agreement between Employee and the Company, including, without limitation, any breach of Employee's representations, warranties or agreements contained in this Agreement, (4) any breach by Employee of his fiduciary duties to the Company, (5) Employee's neglect, (6) Employee's abuse of office amounting to a breach of trust, (7) Employee's fraud, (8) any allegation by any of Employee's former employer's that, if true, would result in a misrepresentation or breach by Employee of Employee's representations under Section 6 (including any claim that the Company interfered with any of Employee's agreements or induced Employee in any way to breach any of Employee's agreements), (9) Employee's willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), which violation shall have an adverse effect upon the Company, (10) any act of theft, dishonesty or fraud by Employee or (11) any act or omission by Employee that is contrary to the direction of the Company's Board of Directors, President or Chief Executive Officer, if such direction relates to Employee's duties to the Company that are reasonably performable.

                  2.5.3. Change in Control. For purposes of this Agreement, a "Change in Control" occurs on the first day any one or more of the following occurs:

                           (a) Merger of Consolidation. The Company consolidates
                  with or merges with or into any other corporation or other entity;

                           (b) Asset Sale. The Company transfers all or
                  substantially all of its properties and assets to any other corporation, person or entity;

                           (c) Dissolution or Liquidation. The Company dissolves
                  or liquidates;

                           (d) Reorganization or Reclassification. The Company
                  effects a capital reorganization or reclassification in such a way that holders of the Company's common shares, par value $0.01 a share ("Common Shares"), shall be entitled to receive securities of a third party, cash or other assets with respect to or in exchange for the Common Shares; or

                           (e) Stock Acquisition. The acquisition by any person,
                  entity or group (as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of 51% or more of the Company's outstanding voting securities.

3. Compensation. As full compensation for Employee's performance of his duties pursuant to this Agreement, the Company shall pay Employee during the term of this Agreement, and Employee shall accept as full payment for such performance, the following amounts and benefits:


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         3.1. Salary. As salary for Employee's services to be rendered under this Agreement, the Company shall pay Employee an initial annual salary of $130,000, subject to increase, but not decrease, in the discretion of the Company's Board of Directors. Such salary shall be payable semi-monthly in arrears (or at such other interval, not less frequently than monthly, as the Company shall designate).

         3.2. Bonus. Employee shall be eligible to participate in bonus plans established from time to time by the Company's Board of Directors. During the first year of the term of Employee's employment under this Agreement, Employee shall receive a minimum bonus at an annual rate of $70,000, payable monthly in arrears.

         3.3. Stock Option. The Company will grant Employee an option to purchase 100,000 Common Shares, which will be issued outside of the Somanetics Corporation 1997 Stock Option Plan (the "Option") in substantially the form attached as Exhibit A. The Company and Employee acknowledge and agree that Employee has not previously been employed by the Company and that the Option is being issued to Employee, and the underlying Common Shares will be issued to Employee upon exercise of the Option, as an inducement essential to Employee's entering into this Agreement with the Company.

         3.4. Benefits. Employee shall be eligible to participate in all fringe benefits, if any, including insurance, vacation, other employee benefit plans and business expense reimbursement, applicable to other similar employees of the Company, when and if adopted and made available during the term of this Agreement to employees with similar periods of service, subject to any eligibility or other requirements for participating in such fringe benefits and to the actual existence of the respective plans.

4. Effects of Termination.

         4.1. Termination Without Cause During First Two Years. In addition to its obligations under Section 4.3, the Company shall pay Employee the amount described in Section 4.1.1 if, during the first two years of the term of Employee's employment under this Agreement, Employee's Employment under this Agreement is terminated by the Company (or the successor to its business) without "Cause" pursuant to Section 2.4; provided that the payment described in this Section 4.1 shall not be payable, and this Section 4.1 shall not apply, if such termination is in connection with a "Change in Control" (as defined in Section 2.5.3) and (1) the successor to the Company's business (which might be the Company) is bound by (or assumes) and performs this Agreement, or (2) the successor to the Company's business (which might be the Company) offers employment to Employee on the same terms and conditions provided in this Agreement without any substantial decrease (without Employee's consent) in Employee's annual salary rate from Employee's annual salary rate immediately before such Change in Control, or (3) Employee accepts employment with the successor to the Company's business.

                  4.1.1. Amount and Payment. If Employee is entitled to the payment under this Section 4.1 or Section 4.2, and subject to Section 4.1.2, the Company shall pay Employee an amount equal to 12 months of Employee's base salary at the rate in effect under Section 3.1 immediately before such termination. This payment shall be paid to Employee, at the Company's election, either (1) at the times such salary would normally

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         have been paid pursuant to Section 3.1 if Employee's employment under this Agreement had not terminated, or (2) in a discounted lump sum within 10 business days after the date of such termination, using the interest rate applicable to the Company's borrowings, if any, or if the Company has no loan arrangements, the prime rate as determined by the Company's Board of Directors or its Chief Executive Officer. The Company may withhold from such payment all federal, state, city and other taxes to the extent such taxes are required to be withheld by applicable law.

                  4.1.2. Golden Parachute Limitation. Notwithstanding anything in this Section 4.1 or in Section 4.2 to the contrary, the total amount of all payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets, including, without limitation, the benefits provided pursuant to this Section 4.1 and Section 4.2 and payments relating to any stock options or restricted stock that vest as a result of a Change in Control, shall not exceed the maximum amount that may be paid to Employee and not be deemed a "parachute payment" resulting in an excise tax to Employee and a loss of compensation deduction to the Company, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. If the payment otherwise provided pursuant to this Section 4.1 or Section 4.2 would result in Employee receiving such a "parachute payment", it shall be reduced until the aggregate of all such payments is $1.00 less than the amount that would result in Employee receiving such a "parachute payment".

         4.2. Termination In Connection With A Change In Control After First Two Years. In addition to its obligations under Section 4.3, the Company shall pay Employee the amount described in Section 4.1.1 if, after the first two years of the term of Employee's employment under this Agreement, Employee's Employment under this Agreement is terminated by the Company (or the successor to its business) without "Cause" pursuant to Section 2.4 either within 90 days before or one year after a "Change in Control" (as defined in Section 2.5.3); provided that the payment described in this Section 4.2 shall not be payable, and this
Section 4.2 shall not apply, if in connection with such "Change in Control" (as defined in Section 2.5.3) (1) the successor to the Company's business (which might be the Company) is bound by (or assumes) and performs this Agreement, or
(2) the successor to the Company's business (which might be the Company) offers employment to Employee on the same terms and conditions provided in this Agreement without any substantial decrease (without Employee's consent) in Employee's annual salary rate from Employee's annual salary rate immediately before such Change in Control, or (3) Employee accepts employment with the successor to the Company's business.

         4.3. Provisions Applicable to All Terminations. Subject to Sections 4.1 and 9, when the term of Employee's employment under this Agreement terminates, the Company's obligations under this Agreement, including obligations under
Section 3, shall end, except for the Company's obligations to (1) pay to Employee (or his estate) any salary and bonus compensation, pursuant to Sections
3.1 and 3.2, actually earned, accrued and unpaid through the date of termination, and (2) pay to Employee (or his estate) for all benefits actually due pursuant to Section 3.4, accrued and unpaid through the date of termination.



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5. Invention, Confidentiality, Non-Competition, and Non-Solicitation. In
consideration of Employee's employment with the Company, of the consideration paid to Employee in connection with his employment with the Company and of the positions that Employee now holds or may in the future hold, which may include having access to, or learning information concerning, the business activities of the Company and acquiring confidential or otherwise proprietary facts and information concerning technological and other activities of the Company, including its ongoing or prospective research and/or development plans or activities, Employee agrees to the provisions of this Section 5.

         5.1. Inventions.

                  5.1.1. Company Ownership. Any and all improvements, discoveries, innovations, inventions, conceptions and/or reductions to practice, "Confidential Information" (as defined in Section 5.2.2), problem solutions and, in general, all technological conceptions and developments, whether patentable or not, (collectively referred to in this Agreement as "Inventions") which Employee makes or comes to know of, either alone or with others, during the term of Employee's employment or other association with the Company, and relating in any way to the business interests or business activities of the Company, whether past or present or future, or relating to its technological or product research and/or development programs, are understood and agreed to be, and are by this Agreement expressly made to be, the exclusive property of the Company.

                  5.1.2. Disclosure to the Company. Employee shall disclose promptly and fully to the Company and to its attorneys all Inventions, and Employee shall, when requested to do so either before or after the termination of Employee's employment with the Company, formally assign and convey to the Company Employee's entire right, title and interest in and to all Inventions; Employee shall assist the Company and its agents in preparing patent applications, both United States and foreign, covering any Invention; Employee shall promptly review, execute and deliver all said applications and assignments of the same to the Company, and shall, as promptly as reasonably possible, generally give all information and testimony, sign all papers and do all things which may be reasonably needed or requested by the Company, to the end that the Company may obtain, extend, reissue, maintain and enforce United States and foreign patents covering said Inventions.

                  5.1.3. Company Expenses. It is and shall be the sole responsibility of the Company to bear all expenses incurred in obtaining, extending, reissuing, maintaining and enforcing the aforementioned patents and in vesting and perfecting title thereto in the Company and also to pay all reasonable expenses which Employee incurs at the Company's request.

         5.2. Confidentiality.

                  5.2.1. Obligation to Keep Confidential. Except as authorized in writing by the Company, Employee shall not at any time, either prior to, during or after my association with the Company, disseminate, disclose or otherwise appropriate, directly or indirectly,

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         any Confidential Information of the Company of which Employee gains knowledge prior to, during or after termination of such employment, and Employee shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. Employee acknowledges that the Confidential Information of the Company is valuable, special and unique to its business, that on such Confidential Information the Company's business depends, that such Confidential Information is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Employee shall take all steps necessary, and all steps reasonably requested by the Company, to ensure that all such Confidential information is kept secret and confidential for the sole use and benefit of the Company.

                  5.2.2. "Confidential Information". Confidential Information of the Company means information known or apprehended by the Company and/or developed by or for the Company, by any person, including Employee, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is or may become engaged. Confidential Information includes, but is not limited to, such information, whether now possessed or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures or devices utilized or considered by the Company, or by consultants, technicians, employees, or medical clinics or other medical organizations with which the Company deals (or organizations or other entities or persons associated with such medical clinics or other medical organizations), or by contractors, representatives and customers of the Company, plans for development of new products, services and expansion into new areas or markets, internal operations, trade secrets, Inventions, patent applications, trade names, trademarks, service marks, copyrights, proprietary information and other confidential information of any type, together with all written, graphic, and other materials relating to all or any part of the same (collectively, "Confidential Information").

                  5.2.3. Property of the Company. All records and other materials pertaining to the Confidential Information, whether developed by Employee or not, shall be and remain the exclusive property of the Company. Upon termination of Employee's association with the Company or at any other time the Company may in writing so request, Employee shall promptly deliver to the Company all materials concerning any Invention or Confidential Information, copies thereof and any other materials of the Company which are in Employee's possession or control, and Employee shall not make or retain any copy or extract thereof.

         5.3. Non-Compete. During the term of Employee's employment with the Company and for a period of one year following the termination of Employee's employment with the Company (voluntarily or involuntarily and with or without good reason or cause), Employee shall not, directly or indirectly, himself, or through or for any individual, person or entity wherever located:

                  5.3.1. Competing Activities. Engage in any activities or perform any services in connection with, or sell, any products that are patches for ventricular restoration, cerebral


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         oximeters, related sensors, or other products sold by the Company during the term of Employee's employment with the Company; or

                  5.3.2. Employee or Owner of Competitor. Be employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity, wherever located, that manufacturers, assembles or sells patches for ventricular restoration, cerebral oximeters, related sensors, or other products sold by the Company during the term of Employee's employment with the Company; provided that Employee may own, for investment purposes only, up to 3% of the stock of any publicly traded business whose stock is either listed on a national stock exchange or on The Nasdaq National Market, if Employee is not otherwise affiliated with such business; or

                  5.3.3. Solicit Customers. Solicit any entity that, to Employee's knowledge, was a customer of the Company within the year before that date Employee's employment with the Company terminates to supply patches for ventricular restoration, cerebral oximeters, related sensors, or other products sold by the Company during the term of Employee's employment with the Company to such customer.

         5.4. Non-Solicitation. During the term of Employee's employment with the Company and for a period of five years following the termination of Employee's employment with the Company (voluntarily or involuntarily and with or without good reason or cause), Employee shall not, directly or indirectly, himself, or through or for any individual, person or entity wherever located (1) solicit or attempt to hire any person who is then employed by, or is a consultant to, the Company or who, to Employee's knowledge, was employed by, or was a consultant to, the Company at any time during the year before the termination of Employee's employment with the Company, or (2) encourage any such person to terminate his or her employment or consultation with the Company.

         5.5. Equitable Remedies. Sections 5.1, 5.2, 5.3, and 5.4 are intended, among other things, to protect the Confidential Information described in Section
5.2.2 and the Company's technology, proprietary information and personnel, and Employee acknowledges and agrees that the covenants and undertakings contained in this Section 5 relate to matters which are of a special, unique and extraordinary character, and a violation or any of their terms will cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to estimate or determine and which cannot be adequately compensated by monetary damages alone. Therefore, Employee agrees that if he breaches or threatens to breach any of those sections, in addition to any other rights and remedies which may be available to the Company under this Agreement, under the applicable law or at law or equity, the Company shall be entitled, as a matter of course, to obtain an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Employee and/or by such other persons and entities as the court shall order.

         5.6. Company's Right to Adapt and Develop. It is understood and agreed that the Company shall have the royalty-free, worldwide, assignable right to use, or to adapt and to develop in any way, all inventions conceived or made by Employee, whether or not patentable, including, but not limited to, processes, methods, formulae, and techniques, as well as


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improvements thereof or know-how related thereto, or not to use them at all should the Company so choose.

6. Representation. Employee represents and warrants that (1) his performance of this Agreement does not and will not breach any agreement or duty that Employee has to anyone else to keep in confidence confidential information belonging to others, and (2) Employee is not now a party to or bound in any way by any agreement, commitment, obligation or company policy (written or otherwise), including any with Employee's former employer, that in any way restricts Employee's ability to enter into, or perform Employee's obligations under, this Agreement or under which a breach or default occurs, or with notice, lapse of time or both will occur, as a result of Employee" entry into, or performance of Employee's obligations under, this Agreement.

7. Assignment. The Company shall not be required to make any payment under this Agreement to any assignee or creditor of Employee, other than to Employee's legal representative on death. Employee's obligations under this Agreement are personal and may not be assigned, delegated or transferred in any manner and any attempt to do so shall be void. Employee, or his legal representative, shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right of Employee under this Agreement. The Company may assign this Agreement without Employee's consent to any successor to the Company's business.

8. Notice. Any notice to be given under this Agreement shall be deemed to be given (1) when delivered to the party in person, (2) on the date delivery is guaranteed if sent by courier that guarantees delivery, or (3) three business days after mailed, if mailed by certified or registered mail, postage prepaid, and return receipt requested, to:

         8.1.     To Employee

                  Dominic J. Spadafore
                  1464 Bloomingdale Drive
                  Troy, Michigan  48085

         8.2.     To the Company.

                  Somanetics Corporation
                  1653 East Maple Road
                  Troy, Michigan  48083-4208
                  Attention:  Chief Executive Officer

                  With a copy to:

                  Robert J. Krueger, Jr.
                  Honigman Miller Schwartz and Cohn LLP
                  2290 First National Building
                  660 Woodward Ave.
                  Detroit, Michigan  48226-3583



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or at such other address as the party shall have advised the other parties in writing by notice pursuant to this Section 8

9. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 3 (subject to the limitations set forth in Section 4), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15 of this Agreement shall survive the termination of Employee's employment or other association with the Company, shall be fully effective thereafter, and shall be binding upon Employee and upon his heirs, executors, administrators and other legal representatives.

10. Modification. This Agreement and any Invention and Confidentiality Agreement between Employee and the Company are the complete agreement between the parties with respect to their subject matter and may be modified only by a written instrument executed by Employee and the Company.

11. Governing Law; Choice of Forum. The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement. The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of or relating to this Agreement and that all litigation arising out of or relating to this Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County (Michigan) Circuit Court.

12. Severability. The provisions of this Agreement will be deemed severable, and if one or more of the provisions contained in the Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, (1) such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision has never been contained in this Agreement, and (2) such provisions may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13. No Waiver. No waiver of any breach of any agreement or provision contained in this Agreement shall be deemed a waiver of any preceding or succeeding breach of such agreement or provision or of any other agreement or provision contained in this Agreement. No extension of time for performance of any obligation or acts shall be deemed an extension of time for the performance of any other obligation or act.

14. Successor Obligations. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement will be binding upon Employee and will inure to Employee's benefit, but Employee may not assign this Agreement or delegate any of his rights or obligations under this Agreement.


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15. Consultation With Counsel. Employee acknowledges that he has been given the opportunity to consult with his personal legal counsel concerning all aspects of this Agreement and the Company has urged Employee to so consult with such counsel.

         IN WITNESS WHEREOF, the Company and Employee have signed this Agreement as of the date set forth in the introductory paragraph of this Agreement.



                            SOMANETICS CORPORATION


                            By:  /s/ Bruce J. Barrett
                               -------------------------------------------------
                                     Bruce J. Barrett
                                     Its:  President and Chief Executive Officer


                            /s/ Dominic J. Spadafore
                            ----------------------------------------------------
                            Dominic J. Spadafore




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